EXHIBIT 8.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

June 4, 2003

Kilroy Realty Corporation

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

Re:	Kilroy Realty Corporation
Registration	Statement on Form S-3

Ladies and Gentlemen:

We have acted as tax counsel to Kilroy Realty Corporation, a Maryland corporation (the “Company”), in connection with its registration of 1,398,068 shares of common stock of the Company pursuant to the registration statement filed with the Securities and Exchange Commission (the “Commission”) on Form S-3 on April 4, 2003 and Amendment No. 1 to Form S-3 on June 4, 2003 (together with all exhibits thereto and documents incorporated by reference therein, and as amended as of the date it becomes effective, the “Registration Statement”).

You have requested our opinion concerning the statements in the Registration Statement under the caption “Material Federal Income Tax Considerations.” We have been furnished with, and with your consent have relied upon, certain representations made by the Company, Kilroy Realty, L.P. and their subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel for the Company, dated June 4, 2003, with respect to certain matters of Maryland law.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that the statements in the Registration Statement set forth under the caption “Material Federal Income Tax Considerations” correctly set forth our opinion concerning the material federal income tax considerations regarding the Company and the common stock registered in the Registration Statement.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations

June 4, 2003

LATHAM & WATKINS LLP

promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or Officer’s Certificate may affect the conclusions stated herein. Moreover, as described in the Registration Statement, the Company’s qualification and taxation as a real estate investment trust depend upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy such requirements.

This opinion is rendered only to you, and is solely for your benefit in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein under the captions “Material Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder. This opinion may not be relied upon by you for any other purpose, is not intended for the express or implied benefit of any third party and is not to be used or relied upon by any other person, firm or corporation for any purpose, without our prior written consent in each instance; provided however, that investors purchasing common stock pursuant to the Registration Statement may rely on this opinion.

Very truly yours,

/s/    LATHAM & WATKINS LLP